SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No._______)*



                        CollaGenex Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    19419B100
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 13 Pages
                       Exhibit Index Contained on Page 12

---------------------------------------------------------                    ---------------------------------------
CUSIP NO. 19419B100                                             13 G                   Page 2 of 13 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Delphi Ventures III, L.P. ("DV III")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         613,946 shares, except that Delphi Management Partners III, L.P.
           BENEFICIALLY                      ("DMP III"), the general partner of DVIII, and Bochnowski, Douglass,
      OWNED BY EACH REPORTING                and Lothrop,  the general  partners of DMP III, may be deemed to have
              PERSON                         shared power to vote these shares.
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             613,946  shares,  except  that  DMP
                                             III, the general  partner of DVIII,
                                             and   Bochnowski,   Douglass,   and
                                             Lothrop,  the  general  partners of
                                             DMP  III,  may be  deemed  to  have
                                             shared  power to  dispose  of these
                                             shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       613,946
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   8.15%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------                    ---------------------------------------
CUSIP NO. 19419B100                                             13 G                   Page 3 of 13 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Delphi BioInvestments III, L.P. ("DBI III")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         11,054 shares, except that DMP III, the general partner of DBI III, and
          BENEFICIALLY                       Bochnowski,  Douglass,  and  Lothrop,  the general partners of DMP III,
     OWNED BY EACH REPORTING                 may be deemed to have shared power to vote these shares.
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             11,054 shares, except that DMP III,
                                             the general partner of DBI III, and
                                             Bochnowski,  Douglass, and Lothrop,
                                             the  general  partners  of DMP III,
                                             may be deemed to have shared  power
                                             to dispose of these shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       11,054
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.15%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------                    ---------------------------------------
CUSIP NO. 19419B100                                             13 G                   Page 4 of 13 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Delphi Management Partners III, L.P. ("DMP III")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             625,000 shares, of which 613,946 are directly owned by DV III and
                                             11,054 are directly owned by DBI III.  DMP III is the general partner of DV III  and  DBI  III and may be
                                             deemed to have shared power to vote
                                             these shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             625,000 shares, of which 613,946 are directly owned by DV III and
                                             11,054 are directly owned by DBI III.  DMP III is the general partner of DV III  and  DBI  III and may be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       625,000
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   8.29%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------                    ---------------------------------------
CUSIP NO. 19419B100                                             13 G                   Page 5 of 13 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     James J. Bochnowski ("Bochnowski")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             625,000  shares,  of which  613,946
                                             are  directly  owned  by DV III and
                                             11,054  are  directly  owned by DBI
                                             III. DMP III is the general partner
                                             of  DV  III   and  DBI   III,   and
                                             Bochnowski,  a general  partner  of
                                             DMP  III,  may be  deemed  to  have
                                             shared power to vote these shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             625,000  shares,  of which  613,946
                                             are  directly  owned  by DV III and
                                             11,054  are  directly  owned by DBI
                                             III. DMP III is the general partner
                                             of  DV  III   and  DBI   III,   and
                                             Bochnowski,  a general  partner  of
                                             DMP  III,  may be  deemed  to  have
                                             shared  power to  dispose  of these
                                             shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       625,000
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   8.29%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------                    ---------------------------------------
CUSIP NO. 19419B100                                             13 G                   Page 6 of 13 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     David L. Douglass ("Douglass")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             625,000  shares,  of which  613,946
                                             are  directly  owned  by DV III and
                                             11,054  are  directly  owned by DBI
                                             III. DMP III is the general partner
                                             of  DV  III   and  DBI   III,   and
                                             Douglass,  a general partner of DMP
                                             III,  may be deemed to have  shared
                                             power to vote these shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             625,000  shares,  of which  613,946
                                             are  directly  owned  by DV III and
                                             11,054  are  directly  owned by DBI
                                             III. DMP III is the general partner
                                             of  DV  III   and  DBI   III,   and
                                             Douglass,  a general partner of DMP
                                             III,  may be deemed to have  shared
                                             power to dispose of these shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       625,000
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   8.29%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*                                                              IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------                    ---------------------------------------
CUSIP NO. 19419B100                                             13 G                   Page 7 of 13 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Donald J. Lothrop ("Lothrop")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             625,000  shares,  of which  613,946
                                             are  directly  owned  by DV III and
                                             11,054  are  directly  owned by DBI
                                             III. DMP III is the general partner
                                             of DV III and DBI III, and Lothrop,
                                             a general  partner of DMP III,  may
                                             be deemed to have  shared  power to
                                             vote these shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             625,000  shares,  of which  613,946
                                             are  directly  owned  by DV III and
                                             11,054  are  directly  owned by DBI
                                             III. DMP III is the general partner
                                             of DV III and DBI III, and Lothrop,
                                             a general  partner of DMP III,  may
                                             be deemed to have  shared  power to
                                             dispose of these shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       625,000
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   8.29%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*                                                              IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 8 of 13 Pages


ITEM 1(a).        NAME OF ISSUER:

                  CollaGenex Pharmaceuticals, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  301 South State Street
                  Newton, PA  18940

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Statement is filed by Delphi Ventures III, L.P., a Delaware limited partnership ("DV III"), Delphi BioInvestments III, L.P. ("DBI III"), Delphi Management Partners III, L.P., a Delaware limited partnership ("DMP III"), James J. Bochnowski ("Bochnowski"), David L. Douglass ("Douglass"), and Donald J. Lothrop ("Lothrop"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  DMP III is the general partner of DV III and DBI III, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by DV III and DBI III. Bochnowski, Douglass and Lothrop are the general partners of DMP III, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by DV III and DBI III.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address for each of the Reporting Persons is:

                  Delphi Ventures
                  3000 Sand Hill Road
                  Building I, Suite 135
                  Menlo Park, CA  94025

ITEM 2(c)         CITIZENSHIP:


                  DV III, DBI III and DMP III are Delaware limited partnerships,
                  and  Bochnowski,   Douglass  and  Lothrop  are  United  States
                  citizens.


ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP #  19419B100

ITEM 3.           Not Applicable

                                                              Page 9 of 13 Pages


ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                     (a)   Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                     (b)   Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                     (c)   Number of shares as to which such person has:


                           (i)   Sole power to vote or to direct the vote:

                                 See Row 5 of cover page for each Reporting Person.

                           (ii)  Shared power to vote or to direct the vote:

                                 See Row 6 of cover page for each Reporting Person.

                           (iii) Sole   power  to   dispose  or  to  direct  the
                                 disposition of:

                                 See Row 7 of cover page for each Reporting Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                                 See Row 8 of cover page for each Reporting Person.

                                                             Page 10 of 13 Pages


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the limited partnership agreements of DV III, DBI III, and DMP III, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

                                                             Page 11 of 13 Pages


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1997




                              /s/ James J. Bochnowski
                              --------------------------------------------------
                              James J. Bochnowski, individually, and on behalf of DVIII, in his capacity as a general partner of DMP III, the general partner of DVIII, on behalf of DBI III, in his capacity as a general partner of DMP III, the general partner of DBI III, and on behalf of DMP III in his capacity as a general partner thereof.





                              /s/ David L. Douglass
                              --------------------------------------------------
                              David L. Douglass





                              /s/ Donald J. Lothrop
                              --------------------------------------------------
                              Donald J. Lothrop

                                                             Page 12 of 13 Pages


                                  EXHIBIT INDEX


                                                              Found on
                                                            Sequentially
Exhibit                                                     Numbered Page

Exhibit A:  Agreement of Joint Filing                            13

                                                             Page 13 of 13 Pages



                                    EXHIBIT A

                            Agreement of Joint Filing

                  The  undersigned  hereby agree that a single  Schedule 13G (or any amendment thereto) relating to the Common Stock of CollaGenex Pharmaceuticals, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  February 11, 1997




                              /s/ James J. Bochnowski
                              --------------------------------------------------
                              James J. Bochnowski, individually, and on behalf of DVIII, in his capacity as a general partner of DMP III, the general partner of DVIII, on behalf of DBI III, in his capacity as a general partner of DMP III, the general partner of DBI III, and on behalf of DMP III in his capacity as a general partner thereof.


                              /s/ David L. Douglass
                              --------------------------------------------------
                              David L. Douglass


                              /s/ Donald J. Lothrop
                              --------------------------------------------------
                              Donald J. Lothrop .